Exhibit 10.6

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (“First Amendment”) is entered into as of this 4th day of January, 2008 (the “Effective Date”), by and between HORSHAM PROPERTY ASSOCIATES, LP, (“Landlord”) and OPTIUM CORPORATION (“Tenant”).

Recitals

A.                                   200 Precision Drive Investors, LLC (“Precision”) and Tenant entered into that certain Lease dated September 29, 2006, as confirmed in that certain letter agreement date September 29, 2006 (collectively hereinafter the “Lease”), demising certain space consisting of approximately of sixty-three thousand seven hundred fifty-seven (63,757) rentable square feet (the “Current Premises”) in the building located at 200 Precision Drive, Horsham, Pennsylvania (the “Building”). Landlord is successor in interest to Precision.

B.                                     Tenant now desires to expand the Current Premises by leasing from Landlord approximately seventeen thousand two hundred eighteen (17,218) rentable square feet of space within the Building, (the “Expansion Premises”), and Landlord desires to lease to Tenant the Expansion Premises. The Current Premises and the Expansion Premises are collectively referred to herein as the “New Premises”. The New Premises will consist of approximately eighty thousand nine hundred seventy-five (80,975) rentable square feet of space, as depicted on Exhibit “A”, attached hereto and made a part hereof.

C.                                     Landlord and Tenant now desire to amend the Lease to (i) increase the square footage of the Current Premises, (ii) provide for a revised rental amount, and (iii) recast and extend the Term of the Lease, all upon the terms and conditions as hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties mutually covenant and agree as follows:

1.               Capitalized Terms; Effect. Capitalized terms used in this First Amendment which are not specifically defined herein shall have the meanings given such terms in the Lease.

2.               Expansion Premises. Effective as of the Expansion Premises Commencement Date, defined below, Landlord hereby leases to Tenant, and Tenant hereby accepts from Landlord, the Expansion Premises to be used by Tenant solely for the use set forth in the Lease. All terms and conditions of the Lease (as amended hereby) shall apply to the lease of the Expansion Premises except as specifically set forth herein.

3.               Expansion Premises Term. The Term of the Lease is hereby recast and extended for an additional period of five (5) years and three (3) months, commencing on the Expansion Premises Commencement Date and ending on the date (the “Expiration Date”) which is (i) the day immediately preceding the five (5) year, three (3) month anniversary of the Expansion Premises Commencement Date, if the Expansion Premises Commencement Date is the first day of a calendar month, or (ii) the last day of the calendar month in which the five (5) year, three (3) month anniversary of the Expansion Premises Commencement Date occurs, if the Expansion Premises Commencement Date is any day other than the first day of a calendar month (the “Expansion Premises Term”).

4.               Expansion Premises Commencement Date. The Expansion Premises Term shall commence on the earlier of (i) the date Tenant commences occupancy of all or any portion of Expansion Premises (including, without limitation, occupancy for the purpose of installing Tenant’s furniture, cabling or equipment), and (ii) the Delivery Date, defined below (the “Expansion Premises Commencement Date”) .

“Delivery Date” shall mean the date on which the Tenant Improvements are “Substantially Completed” pursuant to the terms of Paragraph 7 below. Following the determination of the Expansion Premises Commencement Date, and as a pre-condition of Tenant’s occupancy of the Expansion Premises, Landlord and Tenant shall enter into a Commencement Date Memorandum in the form attached hereto as Exhibit “B” to this Lease confirming the Expansion Premises Commencement Date.

5.               Minimum Annual Rent.  Notwithstanding anything to the contrary contained in the Lease, the Minimum Annual Rent payable by the Tenant during the Expansion Premises Term for the entire New Premises shall be as follows:

Lease Year (in months)	Minimum Annual Rent	Monthly Rental Installment		Minimum Annual Rent/RSF
*Expansion Premises Commencement Date — December 31, 2008	$769,262.50	$64,105.21	**	$9.50 NNN for New Premises
January 1, 2009 — December 31, 2009	$809,750.00	$67,479.17		$10.00 NNN for New Premises
January 1, 2010 — December 31, 2010	$850,237.50	$70,853.13		$10.50 NNN for New Premises
January 1, 2011 — December 31, 2011	$890,725.00	$74,227.08		$11.00 NNN for New Premises
January 1, 2012 — Expiration Date	$931,212.50	$77,601.04		$11.50 NNN for New Premises

*Until the Expansion Premises Commencement Date, Tenant shall continue to pay Minimum Annual Rent and all Additional Rent for the Current Premises in accordance with the terms and conditions of the Lease.

**For the first three (3) full calendar months, Tenant shall receive a monthly credit towards its Monthly Rental Installment in the amount of $13,630.92.

6.               Tenant’s Proportionate Share. During the Expansion Premises Term, Tenant’s Proportionate Share shall be increased from 50.40% by 13.61%, being that attributable to the Expansion Premises, to an aggregate of 64.01%.

7.               Tenant Improvements.

(a)                                  Landlord shall, in a good and workmanlike manner, construct certain improvements (the “Tenant Improvements”) to the Expansion Premises in accordance with the construction plan attached hereto as Exhibit “C” and the construction standards attached hereto as Exhibit “C-1” hereof (collectively, the “Tenant’s Plans”), reserving the right to: (a) make substitutions of material of equivalent grade and quality when and if any specified material shall not be readily and reasonably available; and (b) make changes necessitated by conditions met during the course of construction, provided that Tenant’s approval of any substantial change (and any reduction of cost incident thereto) shall first be obtained (which approval shall not be unreasonably withheld).

(b)                                 All changes in the Tenant’s Plans shall be subject to the approval of Landlord. If Landlord approves any change in the Tenant’s Plans, Landlord shall construct the Tenant Improvements in accordance with such change, and Tenant shall pay any increase in the cost of constructing the Tenant Improvements resulting from such change.

Any delay in the date of Substantial Completion (as hereinafter defined) by reason of any change in the Tenant’s Plans shall be deemed a Tenant Construction Delay under subparagraph (d) of this Section.

(c)                                  Upon Substantial Completion of the Tenant Improvements except for items described in subparagraph (d)(i) below, Landlord shall notify Tenant, and Tenant shall inspect the Expansion Premises with Landlord within three (3) business days after Tenant’s receipt of Landlord’s notice. Upon completion of the inspection to the reasonable satisfaction of Tenant in accordance with Exhibits “C” and “C-1”, it shall be presumed that all work theretofore performed by or on behalf of Landlord was satisfactorily performed in accordance with, and meeting the requirements of this Lease. The foregoing presumption shall not apply, however: (i) to required work not actually completed by Landlord, which Landlord agrees it shall complete with reasonable speed and diligence and which is identified at the time of the inspection on a list prepared by the construction representatives of Landlord and Tenant, or (ii) to latent defects in such work which could not reasonably have been discovered at the time of the inspection; provided Tenant notifies Landlord of such defects within ninety (90) days from the date of the inspection. Landlord will correct any defects or deficiencies of which it is notified within the required period with reasonable speed and diligence.

(d)                                 The Tenant Improvements shall be deemed to be “Substantially Completed” when the following have occurred:

(i)                                     The work shown on the Tenant’s Plans has been completed except for the following:

a.                                       Any improvements or work to be performed by Tenant; and

b.                                      Minor punch-list items or insubstantial details of construction, mechanical adjustments, or finishing touches like plastering or painting, which items shall not adversely affect Tenant’s conduct of its ordinary business activities in the Expansion Premises; and

c.                                       Items not then completed because of:

1.                                        failure by Tenant to promptly make changes in the Tenant’s Plans reasonably required by Landlord in connection with the approval thereof; or

2.                                        changes in the Tenant’s Plans requested by Tenant; or

3.                                        the performance of any work or activity in the Expansion Premises by Tenant or any of its employees, agents or contractors.

 (each of the items listed in 1-3 above, shall be referred to as “Tenant Construction Delay”)

(ii)                                  If required under the applicable code or ordinance of the municipality in which the Building is located, the municipality has approved the work completed as part of the Tenant Improvements, or would have approved the same but for a delay as described in subparagraph (d) above.

(e)                                  The date determined in accordance with subparagraph (d) is herein called the date of “Substantial Completion”. In the event of any delay as described in subparagraph (d) above, Tenant acknowledges that the Commencement Date and Tenant’s obligations to pay rent hereunder may begin before the Tenant Improvements have been completed.

8.               Delay in Possession. Landlord currently anticipates that the Expansion Premises Commencement Date hereunder will occur on or about six (6) weeks after the Effective Date hereof (the “Estimated Commencement Date”). If the Expansion Premises Commencement Date has not occurred by the Estimated Commencement Date because of the holding over or retention of possession of any tenant or occupant, or if any repairs, improvements or decoration of the Expansion Premises are not completed, or for any other reason, Landlord shall not be subject to any liability to Tenant. Under such circumstances, the rent reserved and covenanted to be paid herein shall not commence until the Expansion Premises Commencement Date, and no such failure to deliver possession shall in any other respect affect the validity of this First Amendment.

9.               Right of First Refusal. Provided that Tenant (i) has not been in monetary default more than twice during the Lease Term and (ii) is not in default under the terms of this Lease beyond any applicable cure period at the time Tenant exercises its right of first refusal, Tenant shall have a right of first refusal to lease the contiguous space consisting of approximately forty-five thousand five hundred twenty-five (45,525) rentable square feet located adjacent to the New Premises (the “First Refusal Space”) as depicted on Exhibit “D”, attached hereto and made a part hereof, upon the following terms and conditions:

(a)                                  In the event that Landlord receives or intends to send a written offer to lease all or any portion of the First Refusal Space (the “First Refusal Offered Space”) to any third party on or before April 30, 2008, Landlord shall provide Tenant with a copy of said proposal (the “Written Proposal”), which Written Proposal shall set forth the terms and conditions (including, without limitation, the rental rate) upon which Landlord is willing to lease the First Refusal Offered Space. The Minimum Annual Rent for the First Refusal Offered Space (the “First Refusal Rent”) shall be the lesser of (i) Nine and 50/100 Dollars ($9.50) per rentable square foot or (ii) the rental rate of the Written Proposal-; provided, that in no event shall the First Refusal Rent be greater than Eleven and 50/100 Dollars ($11.50) per rentable square foot if Tenant accepts the terms of the Written Proposal on or before April 30, 2008.

(b)                                 Notwithstanding the foregoing, if Tenant exercises the Right of First Refusal:

(i)                                     the First Refusal Rent shall be abated from the First Refusal Commencement Date (defined below) through April 30, 2009, and

(ii)                                  the term of the Lease for the First Refusal Additional Space (defined below) and the New Premises shall be extended thereafter commencing on May 1, 2009 and continuing until April 30, 2015 (the “First Refusal Term”) on the terms and conditions of subsection (d) below.

(c)                                  Within five (5) business days after Tenant’s receipt of the Written Proposal, Tenant must give Landlord written notice pursuant to which Tenant shall elect either: (i) to lease the entire First Refusal Offered Space at the First Refusal Rent and for the First Refusal Term, or (ii) to decline to lease the First Refusal Offered Space. If Tenant fails to elect clause (i) within such five (5) business day period, then Tenant shall be deemed to have declined to lease the First Refusal Offered Space. In the event that Tenant declines (or is deemed to have declined) to lease the First Refusal Offered Space, then Landlord shall be free to lease the First Refusal Offered Space to any other party(ies) without any further obligation to Tenant hereunder; however, Tenant shall retain its first refusal rights hereunder with respect to any part of the First Refusal Space that was not: (i) covered by the Written Proposal; or (ii) covered by any previous Written Proposal.

(d)                                 If Tenant elects to lease the First Refusal Offered Space in accordance with subparagraph (c) above (upon such election, the “First Refusal Additional Space”), then Landlord and Tenant shall execute an amendment to the Lease to provide for the inclusion of the First Refusal Additional Space under the terms and conditions set forth herein. All other terms and conditions of the Lease shall apply to the First Refusal Additional Space except that: (i) Tenant’s Proportionate Share shall be increased to take into account the square footage of the First Refusal Additional Space and all other terms of the Lease affected by the addition of such square footage shall be adjusted accordingly; (ii) Landlord shall not be required to perform any improvements to the First Refusal Additional Space unless specifically provided for in the Written Proposal; and (iii) Tenant shall not be entitled to any allowances, credits, options or other concessions with respect to the First Refusal Additional Space unless specifically provided for in the Written Proposal; and (iv) the Minimum Annual Rent for the First Refusal Additional Space shall be increased by Fifty Cents ($0.50) per rentable square foot on each successive January 1st. Notwithstanding the foregoing, in no event shall the Minimum Annual Rent (for either the New Premises or the First Refusal Additional Space) exceed Eleven and 50/100 Dollars ($11.50) per rentable square foot during the First Refusal Term.

(e)                                  The effective date of the addition of the First Refusal Additional Space to the Premises shall be the date that Landlord delivers possession of the First Refusal Additional Space to Tenant in accordance with the terms of the Written Proposal (the “First Refusal Commencement Date”).

(f)                                    Except as otherwise provided in the Written Proposal, Tenant agrees to accept the First Refusal Additional Space in its “AS IS” condition, in the then current physical state and condition thereof, without any representation or warranty by Landlord.

10.         Notices. All notices and rent payments to Landlord shall be sent to:

HORSHAM PROPERTY ASSOCIATES, LP

c/o Endurance Real Estate Group

One Bala Avenue, Suite 502

Bala Cynwyd, PA 19004

Attn:  Benjamin Cohen or William A. White

with a copy to:

Maury B. Reiter, Esquire

Kaplin Stewart Meloff Reiter & Stein, P.C.

Union Meeting Corporate Center

910 Harvest Drive

Blue Bell, PA 19422

11.         Brokers. Tenant represents and warrants to Landlord that Tenant has dealt with no broker, agent or other intermediary in connection with this First Amendment other than CB Richard Ellis (“Landlord’s Broker”) and Penn’s Grant (“Tenant’s Broker”), and that insofar as Tenant knows, no other broker, agent or other intermediary negotiated this First Amendment. Tenant agrees to indemnify, defend and hold Landlord and its partners, employees, agents, their officers and partners, harmless from and against any claims made by any broker, agent or other intermediary other than Landlord’s Broker or Tenant’s Broker, with respect to a claim for broker’s commission or fee or similar compensation brought by any person in connection with this First Amendment, provided that Landlord has not in fact retained such broker, agent or other intermediary. Landlord agrees to pay all commissions payable to Landlord’s Broker and Tenant’s Broker pursuant to separate agreements between Landlord and Landlord’s Broker and Landlord and Tenant’s Broker.

12.         Reaffirmation of Warrant of Attorney. Tenant hereby ratifies, confirms and reaffirms in all respects and without condition, the right of Landlord to CONFESS JUDGMENT against Tenant in accordance with the terms of the Lease.

13.         Counterparts. This First Amendment may be executed in one or more counterparts, each of which shall be deemed an original hereof, but all of which shall constitute one and the same First Amendment.

14.         Confirmation of Lease. Except as otherwise set forth in this First Amendment, the Lease shall remain in full force and effect in accordance with its original terms and be binding on Landlord and Tenant, their respective heirs, executors, administrators, successors and assigns.

[Signatures on next page]

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the day and year first above written.

LANDLORD:

HORSHAM PROPERTY ASSOCIATES, LP,
a Pennsylvania limited partnership

By:

Witness:	/s/ Illegible	By:	/s/ William A. White
		Name:	William A. White
		Title:	Managing Member of the General Partner of the General Partner

TENANT:

OPTIUM CORPORATION,
a Delaware corporation

Witness:
/s/ Christopher Brown		By:	/s/ David Renner
		Name:	David Renner
		Title:	Chief Financial Officer